Exhibit 99.1

COMMUNITY VALLEY BANCORP ANNOUNCES STOCK SPLIT

        Chico, CA—Community Valley Bancorp, the holding company for Butte Community Bank, announced today that its Board of Directors has approved a four-for-three stock split of its common shares. The split entitles each shareholder of record at the close of business on September 16, 2002 four shares for every three shares of Community Valley Bancorp stock they own. The pay date will be September 30, 2002.

        "The Board believes that the split will make Community Valley Bancorp stock accessible to a broader base of investors and will improve trading liquidity," said Keith Robbins, President & CEO. "We are pleased with the strong performance of our stock in consideration this past year economic climate."

        Butte Community Bank provides its customers local community service with state of the art technology. Butte Community Bank, with assets over $282 Million, maintains branches in Paradise, Oroville, Magalia, Yuba City, three in Chico and a loan production office in Roseville.